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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                               (Amendment No. 1)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                            NBC Capital Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $1.00 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  628729-10-5
                        ------------------------------
                                 (CUSIP Number)

                                    Various
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)

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  CUSIP NO. 628729-10-5               13G                   Page 2 of 6 Pages
           --------------



------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      National Bank of Commerce Employee Stock Ownership Plan
      64-6190184

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Mississippi

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                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          297,116
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          297,116
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      297,116 shares as of April 20, 2000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.12%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      EP

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 CUSIP NO. 628729-10-5                    13G               Page 3 of 6 Pages

ITEM 1(a).  NAME OF ISSUER:

            NBC Capital Corporation.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     301 East Main Street
     Starkville, Mississippi 39760

ITEM 2(a).  NAME OF PERSON FILING:

     National Bank of Commerce Employee Stock Ownership Plan.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o National Bank of Commerce
     P.O. Box 631
     Columbus, Mississippi  3939703-0631

ITEM 2(c).  CITIZENSHIP:

     Mississippi

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     Common Stock, $1.00 Par Value Per Share.

ITEM 2(e).  CUSIP NUMBER:

     628729-10-5

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ]   Broker or dealer registered under Section 15 of the Exchange Act.
(b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)  [ ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)  [ ]   Investment company registered under Section 8 of the Investment
           Company Act.
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 CUSIP NO. 628729-10-5                  13G                   Page 4 of 6 Pages


(e)  [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)  [x]   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F);
(g)  [ ]   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G);
(h)  [ ]   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act;
(i)  [ ]   A church plan that is excluded from the definition of investment company under Section 3(c)(14)
           of the Investment Company Act;
(j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

     (a)  Amount beneficially owned:

          297,116 shares as of April 20, 2000.

     (b)  Percent of class:

          4.12% (Based on total outstanding shares of 7,212,662 as of February 29, 2000, as reported in NBC Capital Corporation's 10-K for the year ended December 31, 1999.)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:              0
                                                                    -------

          (ii)  Shared power to vote or to direct the vote:         297,116
                                                                    -------

          (iii) Sole power to dispose or to direct the
                disposition of:                                        0
                                                                    -------

          (iv)  Shared power to dispose or to direct the
                disposition of:                                     297,116
                                                                    -------
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 CUSIP NO. 628729-10-5                13G                     Page 5 of 6 Pages


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     All shares beneficially owned by the National Bank of Commerce Employee Stock Ownership Plan are owned on behalf of the beneficiaries of the plan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10.  CERTIFICATIONS.

     (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b)  Not Applicable.
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CUSIP NO. 628729-10-5                13G                      Page 6 of 6 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        April 24, 2000
                                        -----------------------------------
                                                        (Date)

                                        NATIONAL BANK OF COMMERCE,
                                        EMPLOYEE STOCK OWNERSHIP PLAN


                                        /s/ KIRK HARDY
                                        -----------------------------------
                                        By:    Kirk Hardy
                                        Title: Vice President and Trust Officer